UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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GelTech Solutions, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	52-2600575
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1460 Park Lane South, Suite 1, Jupiter, Florida 33458

(Address of Principal Executive Offices) (Zip Code)

2017 Equity Incentive Plan

(Full title of the plan)

Michael Hull

GelTech Solutions, Inc.

1460 Park Lane South, Suite 1

Jupiter, Florida 33458

(Name and address of agent for service)

(561) 427-6144

(Telephone number, including area code, of agent for service)

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Copy to:

Brian S Bernstein, Esq.

Nason, Yeager, Gerson, White & Lioce, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share ($)	Proposed Maximum Aggregate Offering Price ($)	Amount of Registration Fee ($)
Common Stock, par value $0.001
2017 Equity Incentive Plan (options issued)	1,916,000 (2)	0.18 (3)	344,880	42.94
2017 Equity Incentive Plan (available)	3,084,000 (4)	0.22 (5)	678,480	84.47
Total	5,000,000		1,023,360	127.41

(1)

This Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of Common Stock that may become issuable under the GelTech Solutions, Inc. 2017 Equity Incentive Plan (the “2017 Plan”) as a result of stock splits, stock dividends and other terms pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”).

(2)

Represents shares of Common Stock subject to stock options under the 2017 Plan that are outstanding as of the date this Registration Statement is being filed.

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of outstanding stock option awards granted pursuant to the 2017 Plan.

(4)

Represents shares of Common Stock, available for grant under the 2017 Plan as of the date this registration statement is being filed.

(5)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices of the registrant’s Common Stock as quoted on the OTCQB on May 17, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

This Registration Statement relates to 5,000,000 shares of Common Stock issuable to employees, consultants, and directors of GelTech Solutions, Inc. (the “Registrant”) under the 2017 Plan.

We will send or give the documents containing the information specified in this Part I of Form S-8 to employees, directors and consultants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Michael Hull, GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458, (561) 427-6144.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the registration statement:

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Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 26, 2018 (Commission File Number: 000-52993);

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All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to above;

•

Our Current Reports on Form 8-K filed on April 4, 2018, April 16, 2018 and May 15, 2018 (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits);

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The description of our common stock contained in the Registration Statement on Form S-1 filed on October 5, 2015 (Commission File Number: 333-207284), including any amendments or reports filed for the purpose of updating such description; and

•

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•

For any breach of the director’s duty of loyalty to us or our shareholders;

•

For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

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Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

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For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.

Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Jupiter, State of Florida, on May 21, 2018.

GelTech Solutions, Inc.

By:	/s/ PETER CORDANI
Peter Cordani, Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ PETER CORDANI	Chief Executive Officer (Principal Executive Officer) and Director	May 21, 2018
Peter Cordani

/s/ MICHAEL HULL	Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)	May 21, 2018
Michael Hull

/s/ MICHAEL REGER	Chairman of the Board	May 21, 2018
Michael Reger

/s/ NEIL REGER	Director	May 21, 2018
Neil Reger

/s/ MICHAEL BECKER	Director	May 21, 2018
Michael Becker

/s/ LEONARD MASS	Director	May 21, 2018
Leonard Mass

/s/ PHIL O’CONNELL, JR.	Director	May 21, 2018
Phil O’Connell, Jr.

/s/ DAVID GUTMANN	Director	May 21, 2018
David Gutmann

/s/ VICTOR TROTTER	Director	May 21, 2018
Victor Trotter

EXHIBIT INDEX

No.	Description

5.1	Legal Opinion of Nason, Yeager, Gerson, White & Lioce. P.A. (1)
10.1	GelTech Solutions, Inc. 2017 Equity Incentive Plan (2)
23.1	Consent of Nason, Yeager, Gerson, White & Lioce, P.A. (included in Exhibit 5.1)
23.2	Consent of Salberg & Company, P.A. (1)

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(1)

Filed herewith.

(2)

Incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2017.